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                                                                    EXHIBIT 3.23

                            CERTIFICATE OF FORMATION

                                       OF

                                WINCUP GP, L.L.C.

          This Certificate of Formation is being executed and filed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. (S)18-101, et seq.

          The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

          1. Name. The name of the limited liability company is WinCup GP, L.L.C. (the "Company").

          2. Registered Office and Registered Agent. The address of the Company's registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Company's registered agent for service of process at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation of WinCup GP, L.L.C. this 19th day of January, 1999.

                                        WINCUP HOLDINGS, INC.


                                        By: /s/ Michael T. Kennedy
                                            -----------------------------------
                                            Michael T. Kennedy, President